Exhibit 99.1

Contact:

Scott Solomon

Vice President

Sharon Merrill Associates, Inc.

617-542-5300

cyno@investorrelations.com

CYNOSURE APPOINTS MARINA HATSOPOULOS TO BOARD OF DIRECTORS

Founding CEO of Z Corporation Brings Strong Experience as

Technology Entrepreneur, Business Leader

Westford, Mass., November 18, 2008 – Cynosure, Inc. (NASDAQ: CYNO), a leading developer and manufacturer of a broad array of light-based aesthetic treatment systems, today announced the appointment of Marina Hatsopoulos, 43, to the Company’s seven-member Board of Directors. Hatsopoulos replaces Paul Kelleher, 65, who has resigned to pursue other interests. Hatsopoulos will serve on the Board’s Audit and Compensation Committees. Board member George Vojta will succeed Paul Kelleher as Chairman of the Audit Committee.

“We are delighted to welcome to our board a leader with the breadth of experience of Marina Hatsopoulos,” said President and Chief Executive Officer Michael Davin. “Her role in founding and guiding a profitable growth company, and her corporate finance expertise, will be important assets to Cynosure. She has a strong corporate governance background as well as a track record of business success, having led a technology company from startup to industry leadership. We look forward to her valuable counsel and insights.”

“We also would like to thank Paul Kelleher for his significant contributions to Cynosure over the past three years,” Davin said. “As a director since 2005, he was part of the team that guided the Company since its initial public offering. We wish Paul well in his future endeavors.”

Hatsopoulos is currently a director of the GSI Group (Nasdaq: GSIG), which supplies precision motion control products, lasers, and laser-based advanced manufacturing systems in the global medical, semiconductor, electronics and industrial markets. She also is a Director of Tea Forte, which sells award-winning premium tea-related products into the gift and hotel market. Hatsopoulos serves on the Advisory Board of the annual Nantucket Conference, which brings together entrepreneurs, investors, technologists, and executives.

Hatsopoulos was the founding CEO of Z Corporation, a market leader in 3D printing, from 1994 through its sale in 2005. Prior to founding Z Corporation, she worked in corporate finance for the Energy Industry at The Chase Manhattan Bank in New York, negotiating $2.5 billion in financing deals. Her experience also includes operational roles at various Thermo Electron Corporation subsidiaries, where she headed up special projects in mergers and acquisitions, marketing and project management.

Recently Hatsopoulos became a founding member of the newly formed Advisory Board for the Massachusetts Institute of Technology’s Deshpande Center for Technological Innovation. The Deshpande Center serves as a catalyst for innovation and entrepreneurship by funding early-stage research to help new technologies emerge.

Hatsopoulos graduated with a B.A. in Pure Mathematics and a B.A. in Music from Brown University. She received her M.S. in Mechanical Engineering from MIT.

About Cynosure, Inc.

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular lesions, rejuvenate skin through the treatment of shallow vascular and pigmented lesions, liquefy and remove unwanted fat through laser lipolysis and temporarily reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulsed dye, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991.

For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

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